Exhibit 99.1

BNC Bancorp Increases Cash Dividend by 14%

          THOMASVILLE, N.C., Dec. 27 /PRNewswire-FirstCall/ -- BNC Bancorp (Nasdaq: BNCN) today announced that its Board of Directors declared an annual cash dividend of $0.16 per share. The dividend will be paid March 11, 2005 to shareholders of record as of February 25, 2005.

           “We are pleased to increase the cash dividend to our shareholders by 14%,” commented W. Swope Montgomery, Jr., President and Chief Executive Officer. “In light of current tax laws, dividends are an efficient means of transferring value to shareholders and managing the Company’s capital. Our strong balance sheet and solid financial results have enabled us to continue our recent trend of annual dividend payments and dividend increases.”

          BNC Bancorp is the parent company of Bank of North Carolina, a $490 million commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, Archdale, Lexington, Kernersville and Oak Ridge, North Carolina.  In addition, the Bank operates commercial loan production offices in High Point and Salisbury, North Carolina, and mortgage production offices in Winston-Salem and Mt. Airy, North Carolina.  Bank of North Carolina is insured by the FDIC and is an equal housing lender.  BNC Bancorp’s stock is quoted in the Nasdaq Small-Cap market under the symbol “BNCN.”

          This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.

SOURCE  BNC Bancorp